Exhibit 99.1

FBL Financial Group Names James E. Hohmann Chief Executive Officer

WEST DES MOINES, Iowa--(BUSINESS WIRE)--April 29, 2009--The Board of Directors of FBL Financial Group, Inc. (NYSE: FFG) announced today that James E. Hohmann has been named interim Chief Executive Officer, to succeed James W. Noyce, who is leaving FBL Financial Group after 24 years of service.

“We are very pleased Jim Hohmann will be serving as CEO, providing strong leadership during an important transition period in the organization. Jim has an extensive background in financial services and insurance. These qualifications and his strong track record as a visionary and strategic leader make him an outstanding choice to lead FBL’s management team and help the organization thrive and meet the challenges of today’s dynamic market conditions,” said Craig A. Lang, Chairman of the FBL Board of Directors.

James (Jim) E. Hohmann, age 53, joins FBL Financial Group with over 30 years of experience in financial services. Most recently, Hohmann was President and CEO of Allstate Financial with executive accountabilities for 15 Allstate affiliates including Allstate Life Insurance Company, Allstate Bank, Allstate Workplace and Allstate Institutional Markets. Prior to that, Hohmann was President and Chief Operating Officer at Conseco, Inc.; President and CEO of XL Life and Annuity; and President, Financial Institutions, for Zurich Kemper Life. Hohmann also worked for nearly 13 years for business consulting practices: Tillinghast/Towers Perrin where he was Managing Principal of the Chicago Life operations, and KPMG Peat Marwick. A Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries, Hohmann began his career as a life insurance actuary. Hohmann has a bachelor’s degree in mathematics from Northwestern University, and earned his MBA from the University of Chicago graduating with High Honors. Hohmann has been a member of the Board of Directors of the American Council of Life Insurers, and serves on the board of OMNI Youth Services in Chicago. Jim and his wife, Diane, have two sons ages 17 and 20.

Hohmann joins FBL immediately, and will lead the organization on an interim basis until a permanent replacement is named.

James (Jim) W. Noyce leaves FBL after serving as CEO since 2007, and Chief Financial Officer from 1995-2007. In addition, Noyce served as Executive Vice President and General Manager of FBL’s property-casualty companies from 2000 to mid-2002, and as Chief Administrative Officer from mid-2002 to 2006. “On behalf of the Board of Directors, I would like to thank Jim for his integrity, committed leadership and personal dedication to FBL,” said Chairman Lang. “Jim is to be commended for his years of service to the company. We wish him well in his future endeavors.”

In 2007, Noyce was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs and inducted into the American Institute of Certified Public Accountants (AICPA) Business and Industry Hall of Fame. Noyce is a graduate of Drake University, a Fellow of the Casualty Actuarial Society, a Member of the American Academy of Actuaries, an Associate of the Society of Actuaries, a Certified Public Accountant, and a Fellow of the Life Management Institute. Noyce actively serves on several boards including United Way of Central Iowa, the Greater Des Moines Partnership, Grandview College, Special Olympics Iowa, and the Mid-Iowa Council of Boy Scouts of America.

Photo:
James E. Hohmann: http://www.fblfinancial.com/Hohmann.jpg

About the Company

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FFG-1

CONTACT:
FBL Financial Group, Inc.
www.fblfinancial.com
Investor Inquiries:
Kathleen Till Stange, 515-226-6780
Kathleen.TillStange@FBLFinancial.com
or
Media Inquiries:
Nancy Doll, 515-226-6215
Nancy.Doll@FBLFinancial.com